Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED

AFFILIATION AGREEMENT

        AFFILIATION AGREEMENT dated as of January 1, 2000 between NWI CABLE, INC., a Nevada corporation ("Network"), and TIME WARNER CABLE, a division of Time Warner Entertainment Company, L.P., a Delaware partnership ("Affiliate").

        The parties, intending to be legally bound, hereby agree as follows:

        1.    CERTAIN DEFINITIONS AND REFERENCES

          (a)   Certain Definitions.    As used herein, the following terms have the meanings indicated:

        "Operating Area" means that area within the United States, the District of Columbia and the territories, possessions and commonwealths of the United States at the time of this Agreement (the "Territory") where a System (as defined herein) is authorized by the appropriate governmental agency, authority or instrumentality (if required) to operate an audio or video distribution facility and is operating or is obligated to operate or become operational.

        "Service" means the advertiser-supported cable television programming service known as Newsworld International (as defined in Section 4(a) hereunder).

        "Service Subscriber" means a location, including, without limitation, a dwelling (whether located in a single-family or a multi-family building), hotel, motel, bar, restaurant or other residential or commercial location, to which the Service is distributed hereunder. The number of Service Subscribers in a multiple-dwelling complex that is billed for the Service on a bulk rate basis shall be computed as provided in Section 6(b).

        "Systems" means the cable television systems or groups of cable television systems (whether designated as divisions or otherwise) which carry the Service and are listed on Schedule 1 attached hereto, as amended from time to time by Affiliate.

        "Time Warner Cable System" means a cable television system (i) that is managed by a Time Warner Company (as defined herein) or (ii) of which Affiliate, Time Warner Inc. ("TWI"), Time Warner Entertainment Company, L.P. ("TWE"), Time Warner Entertainment-Advance/Newhouse, L.P. ("TWEAN"), TWI Cable Inc. ("TWIC") or Paragon Communications, directly or indirectly, owns or has the right to become owner of at least 25% of the equity.

        "Time Warner Company" means Affiliate, TWI, TWE, TWEAN, TWIC or Paragon Communications, or any other corporation, partnership, joint venture, trust, joint stock company, association, unincorporated organization (including a group acting in concert) or other entity of which Affiliate, TWI, TWE, TWEAN, TWIC or Paragon Communications, directly or indirectly own at least twenty-five percent (25%) of the equity.

          (b)   Certain References.    As used herein, references to the "Term", the "Term of this Agreement" or the "term hereof' shall include both the Initial Term and any Renewal Term (as defined below), if any, of this Agreement, and references to "person" shall mean an individual or a corporation, partnership, joint venture, trust, joint stock company, association, incorporated organization (including a group acting in concert) or other entity.

          (c)   Computing Indirect Ownership.    For the purposes of computing the percentage of equity of an entity that is indirectly owned by a person, the following rules shall apply: (i) the percentage of equity in each entity in the chain of ownership that is owned by another entity in such chain shall be multiplied together; and (ii) the percentage of equity indirectly owned through different chains of ownership shall be added together. For example, assume a person owns 100% of the equity of entity A, which, in turn, owns 50% of the equity of entity B which, in turn, owns 50% of the equity of entity C. In this case, such person owns 25% of the equity of entity C. Next, assume such person also owns 80% of the equity of entity D which, in turn, owns 40% of the equity of entity E, which, in turn, owns 20% of the equity of entity C. In this case, such person owns an additional 6A% of the equity of entity C and a total of 31.4% of the equity of entity C.

        2.    RIGHTS

          (a)   Grant of Rights.    During the Term, Network hereby grants to Affiliate, and Affiliate hereby accepts from Network:

            (i)    the non-exclusive right, but not the obligation, during the Term, to exhibit and distribute the Service (whether in analog and/or digital format, whether digitized, compressed, modified, replaced or otherwise manipulated) via cable or other transmission path to any person in an Operating Area;

            (ii)   the non-exclusive right to exhibit and distribute the Service (whether in analog and/or digital format, whether digitized, compressed, modified, replaced or otherwise manipulated) to satellite master antenna television systems ("SMATVs"), multipoint distribution services ("MDSs"), multichannel multipoint distribution services ("MMDSs"), equipment owned or operated by the owners or residents of individual dwelling units for private viewing capable of receiving audio/visual signals and/or programming directly via satellite (including, without limitation, C-Band and Ku-Band signals), as modified, manipulated, compressed or replaced now or in the future ("TVROs"), and all other methods of distributing or receiving audio/visual signals and/or programming, excluding traditional broadcast television ("Other Distribution Methods"), in an Operating Area, in any area of a county in which an Operating Area is located and in any county adjacent to such a county; and

            (iii)  the non-exclusive right to exhibit and distribute the Service nationwide to TVRO or Direct Broadcast Service ("DBS"), including tier-bit access rights, but excluding DBS systems for which Network has a binding written distribution agreement as of the date hereof (e.g., DirecTV).

          (b)   Sublicense and Bulk Distribution Rights.    During the Term, Affiliate shall have the right to grant sublicenses hereunder to third-party distributors of cable television programming or services to SMATVs, MDSs, MMDSs, TVROs or Other Distribution Methods, provided, however, that any subscribers receiving the Service pursuant to the rights granted in this Section 2(b) are counted as Service Subscribers for purposes of calculating the Fee (as defined in Section 6(a) hereunder) payable by Affiliate to Network. During the Term, each System shall have the right to distribute the Service on a bulk rate basis to multiple-unit dwelling complexes, including, without limitation, apartment complexes, condominiums, cooperatives, hotels and motels.

          (c)   Addition and Deletion of Systems.    Affiliate shall have the unilateral right at any time and from time to time, during the Term, to amend Schedule I attached hereto so as to (i) update or correct any information contained therein, (ii) delete any or all Systems listed therein and (iii) add thereto any Time Warner Cable System; provided, however, that Affiliate shall give at least thirty (30) days' written notice to Network prior to any System deletion pursuant to subsection (ii) hereunder. Affiliate shall delete from Schedule 1 attached hereto any cable television system then listed thereon that ceases to be (and is not then deemed under Section 9(d) to be) a Time Warner Cable System promptly after such cessation. Each such amendment shall become effective (i) on such date as may be set forth in such notice (which date may precede or follow the date on which such notice is given) or (ii) if such amendment relates to the addition of a cable television system that became a Time Warner Cable System by reason of an acquisition, on the effective date of such acquisition. If a Time Warner Cable System is added to Schedule 1 attached hereto and, upon the effective date of such addition, such Time Warner Cable System had the right to distribute the Service pursuant to another affiliation agreement with Network, then, notwithstanding anything contained to the contrary in such other affiliation agreement, as of such effective date, upon

  Affiliate's sole and exclusive election, any then-existing agreement between Network and any third party applicable to any such System for carriage of the Service shall either remain effective with respect to such System until the expiration of the applicable term of such then-existing agreement or terminate and cease to be effective with respect to such System as of the date of such addition.

        3.    TERM

          (a)   Initial Term.    Unless earlier terminated pursuant to the terms of this Agreement, the "Initial Term" of this Agreement shall be [*], commencing upon the date hereof.

          (b)   Renewal Term.    The Term shall automatically be renewed for [*], commencing upon the expiration o the Initial Term (the "Renewal Term"), unless (i) the Initial Term shall have been terminated in accordance with this Agreement prior to the expiration thereof or (ii) Affiliate shall have given written notice to Network that this Agreement shall not be renewed at least ninety (90) days prior to such expiration.

        4.    CONTENT OF THE SERVICE

          (a)   Service.    The Service means the "NEWS WORLD INTERNATIONAL" Channel, a twenty-four (24) hour per day, seven (7) day a week, advertiser-supported and satellite-delivered video programming service consisting solely of international news and news features providing coverage of global events and news analysis sourced primarily from outside the United States, which at all times during the Term shall be similar (in terms of the nature, content, type, quality of programs and the relative quantity of different types of programs) in all material respects to the programming set forth on the program schedule attached hereto as Exhibit A. Network agrees that (i) the Service shall not carry programming which if it had been rated, or if rated, would have received or has received a rating which could not be distributed on broadcast television or which contains full frontal nudity; (ii) the Service shall not carry "infomercials" or home shopping programming for more than six (6) hours per day before, or four (4) hours per day following, the "Pre-emption Date", as defined in Section 4(i) below, which may only occur between the hours of 2:00 a.m. and 8:00 a.m., prevailing Eastern Time. Network agrees that, on a quarterly basis during the Term of this Agreement, Network will send one (1) copy of its monthly program schedule, to the extent available, to Affiliate, in care of: Director of Programming.

          (b)   Vertical Blanking Interval.    Network retains and reserves any and all rights in and to all signal distribution capacity contained within the analog bandwidth of the signal of the Service and/or the appropriate equivalent portion of the digital signal for the Service (including, without limitation, an MPEG private data stream), between Network's uplink facilities and the Systems' or Affiliate's other first downlink facilities. Affiliate retains and reserves any and all rights in and to, and may use in its sole discretion, all signal distribution capacity contained within the bandwidth of the signal of the Service between each System or other first downlink facility and the Service Subscribers. Notwithstanding the foregoing, if Network uses: (i) one (1) line of the Vertical Blanking Interval or its digital equivalent ("VBI") contained within the bandwidth of the signal of the Service for closed-captioning for the hearing impaired, (ii) one (1) or more lines of the VBI contained within the bandwidth of the signal of the Service (which number of lines shall be limited to the minimum number of lines necessary to comply with applicable law) solely and exclusively for the transmission of data for the identification and rating of video programming that contains sexual, violent or other indecent material in accordance with applicable law, and/or (iii) one (1) or more audio subcarrier that is required for foreign-language second audio programming ("SAP"), then Affiliate shall transmit such closed-captioning service, identification and programming rating

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data, and/or foreign-language SAP to Service Subscribers so long as there is no charge to Affiliate, any System or any Service Subscriber for any of the foregoing. Network covenants that no other information, service, programming, data, material or product shall be contained on the same line(s) of the VBI as any closed-captioning service, identification and rating data, and/or foreign-language SAP. Nothing herein shall preclude Affiliate from exercising and exploiting the rights retained and reserved by Affiliate pursuant to this Section 4(b) by any means and in any locations freely and without restriction; provided, however, that any such use by Affiliate or the Systems shall not materially degrade, or otherwise materially interfere with, the picture quality of the Service or the principal audio portion of the signal.

          (c)   Ownership of and Responsibility for the Service; Termination.    Network represents and warrants that it has and will have the right to grant the rights granted herein, free and clear of all liens, restrictions, charges, claims and encumbrances; that it has obtained and will maintain all consents, licenses, permits, exemptions, authorizations and consents necessary to fully perform this Agreement; and that neither the Service nor any programming contained therein (i) is or will be libelous, slanderous, obscene, defamatory or indecent or (ii) violates or infringes or will violate or infringe the civil or property rights, copyrights (including, without limitation, music synchronization and performance rights and dramatic and non-dramatic music rights), trademark rights, patent rights or rights of privacy of any person. Notwithstanding anything contained in this Agreement to the contrary, Affiliate shall have the right to terminate this Agreement by giving written notice to Network at any time after Network breaches any representation or warranty set forth in this Section 4(c); provided, however, that Affiliate shall, upon giving Network written notice of such violation, give Network thirty (30) days to cure such violation.

          (d)   Commencing on the date on which Affiliate first pays Fees (as defined in Section 6(a) hereunder) no less than once per day in alternating day parts, the Service shall include the following audible message: "This programming is brought to you, in part, by fees paid by your local cable or satellite television company."

          (e)   During the Term, Network shall provide the Service in its entirety to Affiliate. When the phrase "in its entirety" is used in this Section 4(e), it means that the Service, as received by any single Service Subscriber, shall, at any given point in time, be the same as the programming received by all other subscribers to the Service at such point in time. If Network fails to provide the Service in its entirety to Affiliate (i.e., the programming received by any subscriber to the Service at a given point in time is different from the programming received by any Service Subscriber at such point in time), then Affiliate shall have the unconditional right to elect which of such programming it desires to receive and utilize at any System, which programming it desires to subdistribute as permitted by this Agreement, and/or which programming it will authorize for reception by Subscribers who are customers of Affiliate or an affiliate of Affiliate.

          (f)    At least [*] of the programming on the Service from 7:00 p.m. to 9:59 p.m., prevailing Eastern Time, and at least [*] of the programming on the Service from 10:00 p.m. to 6:59 p.m., prevailing Eastern Time, each day, shall be "original programming" distributed exclusively on the Service at all times throughout the Term. For purposes of this Agreement, "original programming" shall mean (i) programming that is produced by or on behalf of Network, (ii) programming that is significantly altered or customized or includes interstitial programming or introductory program openings and closings, in either case sufficient to "brand" or identify the programming as a production of Network, (iii) programming that has not previously been exhibited or distributed by any other video or audio programming services distributor within the Territory or (iv) programming available exclusively on Network.

          (g)   If, for any reason, including, without limitation, causes beyond the control of Network, Affiliate, in good faith, determines that the Service includes programming prohibited in Section 4(a) or 4(i) hereof and/or does not include programming of at least the quantity, quality,

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type and content as required in Section 4(a), 4(f) and 4(i) hereof, then Affiliate may, at its option, either (i) discontinue carriage of the Service on any or all Systems and delete such System or Systems from Schedule 1 hereof, effective at any time by giving Network thirty (30) days' prior written notice; provided, however, Affiliate shall give Network thirty (30) days to cure such programming in violation of Section 4(a) or 4(f) hereof; or (ii) receive credit against the Fees (as defined herein) in the proportion that the hours of programming each day that either is prohibited or deviates from the programming required herein to the total hours the Service is transmitted each day (such credit to be applied against the Fees in any month).

          (h)   Except as otherwise agreed in writing, Affiliate shall not be obligated to distribute any material or information contained or embedded in or around any portion of the feed (whether analog or digital) provided to Affiliate (the "Signal") for the Service that is not essential to and a part of the Service programming. Network further agrees that it shall not embed any material or information into or around any portion of the Signal that cannot be removed and/or blocked at any System headend. Network further agrees that it shall provide Affiliate with written notice of its intention to embed any information in or around such Signal prior to the commencement of such embedding or at the time of execution of this Agreement if it is presently embedding such information. Network shall give Affiliate thirty (30) days' prior written notice if it intends to embed any material, data or information. Nothing contained within this Section 3(h) shall be construed in any way to prohibit or restrict Network's use of the VBI consistent with and as specified in Section 4(b) hereof

          (i)    Commencing on the date upon which the Service is distributed to at least twenty-five million (25,000,000) subscribers (the "Pre-emption Date"), (i) any infomercial programming included in the Service shall be subject to preemption by Affiliate in any or all Systems, in Affiliate's sole and absolute discretion, upon at least thirty (30) days' notice to Network, and no System shall be obligated to distribute any such infomercial programming; and (ii) Affiliate shall have the right in any or all Systems to insert programming and advertisements of its choice on the channel otherwise identified with the Service during any period that the Service contains any infomercial programming; provided, that Affiliate shall at the beginning of any programming that it so inserts, indicate that such programming is not Service programming. Notwithstanding Affiliate's preemption rights hereunder, if Affiliate elects, at its option, to distribute any or all of the infomercial programming included in the Service in any System(s), Network shall fully indemnify Affiliate, as provided in Section 12 hereof, for any and all Costs (as defined herein) arising out of or relating in any way to its distribution of any such infomercial programming.

          (j)    [*]

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        5.    DELIVERY AND DISTRIBUTION OF THE SERVICE

          (a)   Transmission and Reception.    Network shall, at its own expense, (i) transmit analog and/or digital signals for the Service via a domestic communications satellite(s) commonly used for transmission of cable television programming signals, and (ii) fully encode and scramble the satellite signal for the Service (and shall include in such satellite signal cue tones and other data necessary to transmit the signal, utilizing technology, standards, practices and procedures that are generally accepted throughout the cable television industry). Affiliate shall provide and operate, or cause to be provided and operated, all equipment and facilities (including earth stations and decryption devices) necessary for the reception of such Network signal and the distribution of such signal to Service Subscribers. Network represents and covenants that no facilities or equipment are or will, during the Term, be necessary for such reception and distribution which a cable television system operator would not otherwise use in connection with the reception and distribution of satellite signal transmitted by widely distributed cable television programming (other than conventional decoders).

          (b)   Network's Signal Quality.    Network shall deliver to Affiliate and/or each System and third-party distributor of the Service hereunder a video and audio signal for the Service of a quality at least comparable to the quality of the video and audio signal then delivered by other widely distributed cable television programmers for the appropriate type of carriage (i.e., digital or analog).

          (c)   Affiliate's Signal Quality.    Affiliate will cause the Systems to distribute to their Service Subscribers a video and audio signal for the Service of a quality at least comparable to the quality of the video and audio signal presently distributed by the Systems with respect to other widely distributed cable television programming, but in no event higher than the technical quality of the video and audio signal delivered by Network hereunder.

          (d)   Network hereby grants Affiliate, and any affiliate of Affiliate, the right to receive the signal of the Service, to digitize, compress, modify, replace or otherwise technologically manipulate the signal, and to transmit the signal as so altered (the "Altered Signal") to a satellite, or to locations within the continental United States designated by Affiliate (in its sole and absolute discretion), for redistribution to terrestrial or other reception sites capable of receiving and utilizing the Altered Signal, provided that no such alteration, transmission, redistribution, reception or other use will cause a material change in a viewer's perception of the principal video or audio presentation of the Service. Furthermore, Network shall not change the signal of the Service in such a way as to technically or technologically defeat, or otherwise interfere with, Affiliate's, any affiliate's of Affiliate, or any System's rights under this Section. In the event Network interferes with or otherwise prevents receipt, digitization, compression, modification, replacement, utilization or manipulation of the signal of the Service by Affiliate, any affiliate of Affiliate, or any System pursuant to the terms of this Section 5(d), then, in addition to any other rights Affiliate may have at law or in equity, Affiliate shall have the right to immediately delete any or all Systems from Schedule 1 of this Agreement and to immediately discontinue carriage of the Service on any or all Systems.

          (e)   Change in Satellite.    In the event Network, at its sole and exclusive direction, changes the satellite from which the Service is transmitted to a satellite or other transmission medium with the result that Affiliate would incur expenses in order to receive the Service after such change, Network shall promptly reimburse such System or Systems, as the case may be, for its pro rata share of the cost to such System or Systems to acquire and install equipment necessary for such System or Systems to continue to receive the signal of the Service (as well as the signal of other cable television programming services) from such new satellite or other transmission medium. Network agrees to provide Affiliate with at least ninety (90) days' prior written notice of a satellite change; provided, however, that if a satellite change is the result of a force majeure event as set forth in Section 10 hereof, Network agrees to provide Affiliate with written notice as soon as practicable.

          (f)    Change in Encryption Method or Digitization.    In the event Network, at its sole and exclusive direction, either (i) changes the technology it uses to encrypt the Service or (ii) compresses, digitizes or otherwise modifies the signal of the Service with the result that Affiliate would incur expenses in order to receive the Services after such change, Network shall promptly reimburse such System or Systems, as the case may be, for its pro rata share of the cost to such System or Systems to acquire and install equipment necessary for such System or Systems to descramble, receive and/or utilize the signal of the Service (as well as the signal of other cable television programming services). Network agrees to provide Affiliate with at least ninety (90) days' prior written notice of a technology change as set forth in subsections (i) and (ii) above; provided, however, that if a technology change is the result of a force majeure event as set forth in Section 10 hereof, Network agrees to provide Affiliate with written notice as soon as practicable.

          (g)   Carriage.    Any System or third-party distributor of the Service that carries the Service hereunder shall distribute the Service on a full-time basis. Any System or third-party distributor may carry the Service on a part-time basis only with the Network's prior consent; provided, however, that, if Network has authorized or authorizes the part-time carriage of the Service by a third-party distributor, Affiliate may carry the Service on any System or distribute the Service to any third party distributor hereunder on a part-time basis without Network's prior consent. Except as otherwise provided herein, the Systems, if any, will distribute the Service during the hours it is carried by such Systems, without alteration, editing or delay. Network agrees that Affiliate will have complete authority to control, designate and change the channel over which the Service is to be carried on each System.

          (h)   Packaging.    Each System or third-party distributor of the Service may carry the Service on any level or tier of service.

          (i)    Reproduction Limitations.    Subject to the last sentence of this Section 5(i), Affiliate shall not, and shall not authorize other persons to, copy, tape or otherwise reproduce any part of the Service without Network's prior written authorization. Neither Affiliate nor any person distributing the Service in accordance herewith shall be responsible or liable for home taping of all or any part of the Service by Subscribers. This Section 5(i) does not restrict the practice of connecting its Subscribers' videotape recorders, or other devices susceptible to use for home duplication of audio or video programming, to the facilities of a System.

          (j)    Network may deliver the Service to Affiliate via direct digital satellite feed, third-party digital service provider or both. Network shall not charge any fee to Affiliate in respect of Network's delivery of the Service via such direct digital feed. Network shall pay any transport fee charged by such third-party provider in connection with delivering the Service to Affiliate unless Affiliate elects to receive the Service solely from the third-party instead of via Network's direct digital satellite feed (if so provided by Network). In such circumstance, Affiliate agrees to be responsible for any applicable transport fees.

        6.    FEES

          (a)   Monthly Fee.    For each calendar month during the Term, Affiliate shall pay to Network a fee in consideration for the rights granted herein ("Fee" or "Fees"). The Fee for each such month shall, subject to adjustment as provided herein, be equal to the result of the multiplication of the average number of Service Subscribers during such calendar month calculated by adding the number of Service Subscribers on the first day of the month to the number of Service Subscribers on the last day of the month and dividing by two, by the monthly rate set forth in Schedule 2 attached hereto.

          (b)   Bulk Billed Subscribers.    Notwithstanding anything contained herein to the contrary, the number of Service Subscribers in a multiple-dwelling complex (including, without limitation, apartment buildings, hotels and motels) that is billed for the Service on a bulk rate basis shall equal the total monthly bulk rate charged to such complex for the level or tier of service on which the Service is distributed to such complex divided by the standard monthly retail rate charged to a Service Subscriber who is not billed on a bulk rate basis for such level or tier of service.

          (c)   Other Adjustments.    Notwithstanding anything contained herein to the contrary, the number of Service Subscribers for any month shall not include [*] or (ii) Service Subscribers who have not paid the amount that they are required to pay for the level or tier of service on which the Service is distributed and are (if permitted by applicable law) subsequently disconnected (but in no event shall such reduction exceed five percent (5%) of the total number of Service Subscribers).

          (d)   Due Date.    Any undisputed Fees shall be due and payable forty-five (45) days after the end of the pertinent calendar month during the Term. In the event of a good faith dispute regarding any Fees, no such disputed Fees shall be due or payable by Affiliate to Network, nor subject to the recovery of prejudgment interest or the terms or conditions of Section 6(e) below, unless and until such dispute has been resolved to the satisfaction of Affiliate and Network.

          (e)   Any undisputed Fees and other amounts payable by Affiliate to Network or by Network to Affiliate that are unpaid within thirty (30) days after they are due and payable shall accrue interest at one percent (1%) per month or the highest lawful rate, whichever is less, from the due date until payment is received by Network or Affiliate (as the case may be).

          (f)    Retroactive Adjustments.    If payment of the Fees or other monies due hereunder for any month has been made and, the amount of such payment exceeds the amount of the Fee or money that was actually due hereunder for such month (regardless of when such adjustment is made), then the payor shall have the right to set off against any amounts then or thereafter due to, and not disputed by, the other party (or, upon demand, the recipient of such payment shall pay to the other party) an amount equal to such excess.

          (g)   Preview.    Affiliate shall have the right to preview the Service on any Time Warner Cable System(s) on a full-time or part-time basis, without any obligation to pay Fees or other consideration and without having to add such Time Warner Cable System(s) to Schedule 1 attached hereto, for a period of up to one (1) month during any twelve (12) month period in order to determine subscriber preferences within such Time Warner Cable System(s).

        7.    REPORTS

          (a)   Reports.    Within forty-five (45) days after the end of each calendar month during the Term hereof, Affiliate shall send to Network a statement setting forth the total number of Service Subscribers and such other information as may be necessary for the computation of the Fee due to Network for such calendar month. Affiliate shall send such statement to Network together with payment of such Fee.

          (b)   Audit Right.    Upon not less than ninety (90) days' prior written notice, Network shall have the right, during the Term, at its cost, to examine, during normal business hours without interfering with the operation of Affiliate's business, the books and records of Affiliate that are related directly to the Service to the extent necessary to verify the Fees due; provided, however, that such examinations shall not be conducted more frequently than once annually and that such examinations shall be limited to matters relating to Fees payable during the then-current calendar year and the prior calendar year. Network will be deemed to have waived any and all claims that it

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may have with respect to an underpayment of Fees due unless it gives written notice of such claims to Affiliate upon the earlier of (i) two (2) years after the date on which payment of such fees was due or (ii) within six (6) months after the conclusion of such examination. In the event the audit reveals that any amount paid by Affiliate is less than the amount which should have been paid by Affiliate, Affiliate shall immediately pay to Network the amount of such discrepancy, plus interest on the amount of such discrepancy at the rate of one percent (1%) per month (or, if lower, the maximum rate permitted by law) from the date on which such amount should have been paid to Network through the date on which the payment is made to Network.

          (c)   Network represents, covenants and warrants that the Service complies, and will continue to comply, in all respects with the commercial matter limitations of the Children's Television Act of 1990, Public Law 101-437 (October 18, 1990) and the regulations of FCC promulgated thereunder, as the same may apply to cable television systems and cable operators, including 47 C.F.R. §76.225 and §76.305, and as the same may be amended from time to time ("Children's Television Regulations"). Network further represents, covenants and warrants that it will provide to Affiliate all records demonstrating such compliance under the Children's Television Regulations as are necessary for Affiliate to timely demonstrate its compliance as a cable operator with the commercial matter limitations and record keeping requirements of the Children's Television Regulations. Network further represents, covenants and warrants that the Service complies, and will continue to comply, with all origination cablecasting regulations of the FCC, including, but not limited to, 47 C.F.R. §§76.205-76.221 (political equal time, personal attach, lotteries and sponsorship identification), as the same may be amended from time to time ("Origination Cablecasting Requirements"), and that Network shall, upon request by Affiliate, provide Affiliate all necessary documentation required thereunder for Affiliate to timely meet its documentation and public file requirements under the Origination Cablecasting Requirements. In the event that any other programming offered by the Service shall be among the kind of programming that is regulated by federal, state or local law, as the same may apply to cable television systems, cable operators, or other non-broadcast television distributors, then Network shall, upon request by Affiliate, provide to Affiliate all statements, records or other documents reasonably necessary for Affiliate to demonstrate timely compliance as a cable operator or distributor with such laws and regulations.

        8.    PROMOTION AND ADVERTISING

          (a)   Promotion by Affiliate; Promotional Materials; Proportional Expenditures by Network. Affiliate shall use reasonable efforts to promote, or cause the Systems to promote, the Service within the Operating Areas of the Systems. Network shall provide promotional, marketing and sales material to Affiliate and the Systems, as available and at Network's cost.

          (b)   Marketing Surveys and Research.    Network may from time to time undertake marketing tests and surveys, rating polls and other research projects in connection with the Service. Network shall give prior written notice to Affiliate of the nature and scope of each such test, survey, poll or project that applies to or involves a System. Network may not undertake marketing tests and surveys, rating polls and other research in the Systems in connection with the Service without Affiliate's prior written consent. If Affiliate provides assistance to Network in connection with any such research, upon demand by Affiliate, Network shall reimburse Affiliate or such System for all reasonable costs and expenses incurred in connection with rendering such assistance. Network shall provide Affiliate with the results of all such tests, surveys, polls and projects. Network shall otherwise keep the results of all research relating to a System or Systems confidential under the provisions of Section 15 hereof and shall retain the results of such research in an aggregate form only, which results do not identify any subscriber, cable television system or cable television operator.

          (c)   Network's Names and Marks.    Affiliate acknowledges that, between Network and Affiliate, the names and marks Newsworld International and NWI are the exclusive property of Network, its affiliates and/or its suppliers and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement Use of such names and marks in routine promotional materials, such as electronic and printed program guides and program listings, websites, and bill staffers shall be deemed approved unless Network specifically gives written notice to Affiliate to the contrary. Nothing contained herein shall limit or restrict the right of Affiliate, the Systems or any third-party distributors of the Service hereunder to use such names and marks (i) in connection with the exercise of its or their rights hereunder, (ii) as permitted under any other contract or agreement or (iii) in connection with any local advertising inserted in any cable television service or programming if the sponsor of such advertisement had the right to use such names and marks therein or otherwise than under this Agreement.

          (d)   Pay Telephone Services.    Network shall not, without the prior written consent of Affiliate, include in the Service any advertisements for "900" or "976" telephone services, or any other telephone services that bill a caller for placing or confirming the call (other than for the telephone company's cost of the call).

          (e)   Commercials.    Network shall make available to Affiliate not less than [*] of commercial announcement time per hour of the Service to be used at Affiliate's option and control. All commercial announcement time provided to Affiliate hereunder shall be equally distributed throughout each and every hour of the Service and in time blocks of thirty seconds, one minute or two minutes each. If the total amount of non-programming time (including Network's advertising time, Affiliate's advertising time, promotional announcements, public service announcements and similar material) exceeds [*] per hour, the commercial announcement time made available to Affiliate shall increase by [*] of such increase and every increase thereafter (e.g., if Network increases the total amount of non-programming time on the Service to [*] per hour, Affiliate will receive thirty (30) seconds of additional commercial announcement time). Network shall properly "tone-switch" via inaudible signals all commercial announcement time to enable Affiliate, the Systems and such third-party distributors to insert its or their commercial announcements using then-standard cable television industry equipment. Affiliate's commercial announcement time during infomercial programming shall be during the terminal breaks in such programming.

          (f)    No Exclusivities.    Network shall not, without the prior written consent of Affiliate, grant to any person any right to the exclusive use of commercial announcement time on the Service with respect to any type of goods, merchandise, products or services.

          (g)   Cross Channel Promotions of Affiliated Services.    Network shall not promote, market or advertise on the Service any other video service which is affiliated or associated with Network for more than [*] per hour other than the Service commonly known as TRIO ("Cross Promotions") unless (i) such other service is then being distributed by the Systems on which such Cross Promotions are to appear or (ii) such Cross Promotions are paid for at arm's-length rates by the relevant service. Network shall not promote on the Service any other then-existing cable programming service by showcasing (sometimes referred to as "nesting" or "incubating") such service within the Service (e.g., by presenting multi-hour blocks of programming taken from such other service together with announcements that implicitly or explicitly encourage viewers to call Network to request such other service). Network agrees that the Service will not air any promotional spot (whether alone or in conjunction with any other person) which indicates that any other method of video distribution offers a service not available on the relevant System. Affiliate shall have the right to preempt all programming which violates the foregoing so long as Affiliate notifies Network within three (3) days following such preemption.

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        9.    REPRESENTATIONS, WARRANTIES AND COVENANTS

          (a)   Network's Authorization.    Network represents and warrants that: (i) Network is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) Network has the requisite power and authority to execute and deliver this Agreement and to fully perform its obligations hereunder; (iii) the execution, delivery and performance of this Agreement have been duly authorized by all actions necessary on the part of Network; (iv) Network is not subject to any contractual or other legal obligation that will in any way interfere with its full performance of this Agreement; and (v) the individual executing this Agreement on behalf of Network has the authority to do so.

          (b)   Network represents, warrants and covenants that it has obtained Media Perils Liability insurance (Broadcasters' Liability/Errors and Omissions) that covers Network's media activities, including, without limitation, production of programming, the Service and all elements thereof, and all programming distributed by Network pursuant to this Agreement (including, without limitation, original programming, marketing activities, sales promotions and other activities), with coverage for, at a minimum, the offenses of defamation of character or reputation; invasion of privacy; infringement of trademark, title, slogan, trade name or service mark; infringement of copyright or misappropriation of ideas; and unauthorized use of titles, formats, ideas, characters, plots, performances of artists or music, with a liability limit of [*] per occurrence or series of occurrences arising out of a single or related incident in any one (1) policy period and a maximum self-insured retention of [*]. Each insurance policy required by this Section 9(b) shall be endorsed to provide that (A) Affiliate is named as an additional insured, that the proceeds thereof are payable to Affiliate (or, if applicable, a third-party claimant) on behalf of Network and, if applicable, Affiliate as their interests may appear, and that the policy provides primary and non-contributory coverage to Affiliate, irrespective of any insurance carried by Affiliate, whether it be primary, excess, contingent or on any other basis; (B) the insurer waives any rights of subrogation it may have against Affiliate; and (C) the policy provides coverage on an "occurrence", and not a "claims-made", basis. Upon request by Affiliate, Network shall provide to Affiliate certificates of insurance as evidence of maintenance of all insurance policies required by this Section 9(b) prior to or contemporaneously with the execution hereof. Such certificates shall indicate that the pertinent insurance policy shall not be canceled or materially modified except upon delivery of thirty (30) days' prior written notice to Affiliate; provided, however, that Network shall not make any material revisions to any policy that could adversely affect Affiliate's rights. In addition, such certificates shall indicate coverage for the entire Term, or Network shall provide to Affiliate, not later than thirty (30) days prior to the expiration of any policy, a subsequent certificate of insurance as evidence that the pertinent insurance continues in full force and effect.

          (c)   Affiliate's Authorization.    Affiliate represents and warrants that: (i) Affiliate is a division of a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) Affiliate has the requisite power and authority to execute and deliver this Agreement and to fully perform its obligations hereunder; (iii) the execution, delivery and performance of this Agreement have been duly authorized by all actions necessary on the part of Affiliate; (iv) Affiliate is not subject to any contractual or other legal obligation that will in any way interfere with its full performance of this Agreement; and (v) the individual executing this Agreement on behalf of Affiliate has the authority to do so.

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (d)   Representations as to Systems.    Affiliate represents and warrants that:

            (i)    each System as may be listed on Schedule 1 attached hereto will, so long as it is then so listed, be a Time Warner Cable System; and

            (ii)   as to each System that is listed on Schedule 1 attached hereto, Affiliate will then be authorized to make and implement decisions on behalf of such System with respect to matters relating to the Service.

          (e)   Affiliate's Trademarks.    Network shall not use, and no right or license is herein granted to Network to use, any of the trade names, trademarks, copyrights, styles, slogans, titles, logos or service marks of Affiliate, TWI, TWE, TWEAN, TWIC, Paragon Communications, any other System or any other Time Warner Company.

          (f)    Publicity.    Network shall not have, and shall not permit its officers, directors, partners, shareholders, employees, agents, representatives or affiliates to initiate, any oral or written communication (including, without limitation, announcements, correspondence and advertisements) with or directed to any person (including, without limitation, the press, the public, Subscribers, the trade, and governmental and quasi-governmental agencies, authorities and instrumentalities) that (i) concerns (A) the negotiation (or other transactions in contemplation of), termination, renewal, non-renewal or expiration of this Agreement of any other prior, then-current or proposed agreement, arrangement or understanding with any Time Warner Company relating to the distribution of the Service or (B) any modification or amendment hereof or thereof or (ii) would or could adversely affect relations between Affiliate, any Time Warner Company or System, on the one hand, and Service Subscribers, potential subscribers or such agencies, authorities or instrumentalities, on the other hand, without the prior written approval of the form and content of such communication by Affiliate; provided, however, that such approval shall not be required if such communication is required by (i) an applicable law, rule or regulation or (ii) an order of a court or governmental agency, authority or instrumentality of competent jurisdiction; provided further, however, that, prior to communication without such approval, Network shall have given reasonable prior notice to Affiliate of such intended communication and, if requested by Affiliate, shall have used reasonable efforts at Network's expense to obtain a protective order or similar protection for the benefit of Affiliate. In no event shall Network attempt or permit its officers, directors, partners, shareholders, employees, agents, representatives or affiliates to interfere with such relations. Network and Affiliate hereby acknowledge that (i) their interests are often in direct conflict, (ii) their relationship is often adversarial and (iii) Network could cause Affiliate significant harm by the nature of Network's communications to Affiliate's Service Subscribers, subscribers or to the governmental entities or franchise or licensing authorities whose opinions and actions could adversely affect Affiliate's cable television systems. Therefore, Network shall not initiate communications with any subscribers or franchise or licensing authorities or governmental entities in the operating area of any Time Warner Cable Television System without Affiliate's prior written approval, and under no circumstances shall Network engage in any communications with any subscribers or franchise or licensing authority or governmental entity in the operating area of any such Time Warner Cable System that would or could adversely interfere with Affiliate's relations with subscribers or Affiliate's relations with any governmental entity or community in any such Operating Area. This provision shall not apply to (A) any national advertising or promotion by Network in connection with the Service, (B) any proceeding before any judicial body or (c) communications with Congress or with any other branch or agency of the Federal government. This provision shall not prevent Network from cablecasting "800" or "900" telephone numbers for such purposes as polling viewers, conducting contests or offering services to viewers, provided, that such activities shall not contain communications or materials that could adversely affect Affiliate. In addition, this Section 9(f) shall not prevent Network from responding to mail received from viewers, provided, that such responses to mail received from viewers do not include information or text that could adversely affect Affiliate. This Section 9(f) shall survive the expiration or termination of this Agreement (regardless of the reason for such expiration or termination) for a period of two (2) years.

        10.    FORCE MAJEURE    Neither party shall have any liability to the other party for any failure to perform hereunder if such failure is due to: an act of God; accident; fire; lockout; strike or other labor dispute; riot or civil commotion; act of government or governmental instrumentality (whether federal, state or local); act of terrorism; failure of performance by a common carrier; failure in whole or in part of technical facilities; or other cause (excluding financial inability or difficulty of any kind) beyond such party's reasonable control ("Force Majeure"); provided, however, that if such failure interrupts (sporadically or continuously) or degrades the quality of the signal for the Service received by the Systems or third-party distributors of the Service hereunder, then, to the extent that the interruption exceeds twenty-four (24) hours during any month, the Fee payable by Affiliate hereunder for the month during which such failure occurs shall be reduced by an amount equal to the product of (i) the Fees that would have been due for such month, if such failure had not occurred, multiplied by (ii) a fraction, the numerator of which is the total number of hours of the Service during such month that is affected by such failure (and for this purpose, the number of hours of the Service affected by sporadic interruptions or degradation in quality shall be reasonably determined by Affiliate) and the denominator of which is the total number of hours of the Service that would have been provided during such month, if such failure had not occurred. If, at the expiration of a period of fifteen (15) days from the date of the event causing the Force Majeure, the affected party has not resumed performance pursuant to the terms of this Agreement, then the other party shall have the option of terminating this Agreement upon fifteen (15) days' written notice to the affected party. Each of Network and Affiliate shall use reasonable efforts to remedy the cause of such interruptions or degradation as soon as possible.

        11.    MOST FAVORED NATIONS; AUDIT RIGHTS

          (a)   Most Favored Nations.    If, during the Term, Network has agreed, agrees to provide, or at any time provides the Service to any third party (including directly to consumers), directly or indirectly, pursuant to any agreement, understanding or arrangement (whether oral or written, whether formal or informal, whether now or hereafter effective, whether on a long-term or short-term basis) on any term, provision, condition, covenant, commitment, concession, commission, rebate, allowance, fee or rate (each a "Provision" and collectively, "Provisions") that is more favorable to such other distributor than those set forth in this Agreement, Network shall [*]. This Section 11(a) shall apply to [*]. In determining whether a Provision is more favorable, such determination shall focus on [*]. If it is necessary to determine a net effective monthly fee per subscriber under any such agreement, understanding or arrangement (or this Agreement) for any purpose under this Section 11(a), the net effective monthly fee per subscriber for any month thereunder (or, in the case of this Agreement, hereunder) shall be computed based on [*].

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (b)   Audit Right, Damages.    During the Term and for one year thereafter, Network shall maintain accurate and complete books and records in accordance with generally accepted accounting principles and practices that, at a minimum, shall contain sufficient information to enable an auditor to verify compliance with this Agreement. Upon not less than thirty (30) days' prior written notice, Affiliate shall have the right, during the Term and for one year thereafter, to examine during normal business hours those books and records of Network directly applicable to compliance with Section 11(a) above to the extent necessary to verify compliance with Section 11(a) of this Agreement; provided, however, that such examinations shall not be conducted more frequently than once annually; further provided, that any such audit shall be conducted by any "Big 6" independent public accounting firm or an independent auditing firm selected by Affiliate ("Independent Auditor"). Any such inspection shall be subject to the provisions of Section 15 hereof. If, as a result of an audit, the Independent Auditor determines that Network has fully complied with Section 11(a) of this Agreement, then the Independent Auditor shall provide written notice to the parties stating only that Network has complied. If, as a result of an audit, the Independent Auditor determines that Network has failed to comply, then the Independent Auditor shall commence good faith discussion with Network regarding such non-compliance. In the event that after such good faith discussions, the Independent Auditor concludes that Network, in fact, has complied with Section 11(a), then the Independent Auditor shall provide written notice to the parties stating only that Network has complied. In the event that after such good faith discussions, the Independent Auditor concludes that Network has not complied with Section 11 (a), then Network shall have the option, at Network's sole election, either to (i) grant to Affiliate the provision which is the subject of Section 11(a), or (ii) authorize the Independent Auditor to provide to Affiliate only that limited information acquired during the course of the audit as is necessary for Affiliate to pursue its claim or claims related to Network's non-compliance; any information which is not so necessary shall not be disclosed to Affiliate by the Independent Auditor and shall remain strictly confidential. Under no circumstances, other than the limited circumstance set forth in subsection (ii) above, shall any information acquired during the course of the audit be disclosed to Affiliate by the Independent Auditor. If the Independent Auditor concludes that the amount paid by (or to) Affiliate is greater (or any amount received by Affiliate is less) than the amount that should have been paid by Affiliate, Network shall immediately pay to Affiliate an amount equal to the cost of such examination, plus interest on the amount of such discrepancy at the rate of 1.5% per month (or, if lower, the maximum rate permitted by law) from the date on which such amount was paid (or should have been received) by Affiliate through the date on which payment is made by the Network.

          (c)   Notwithstanding anything in Section 11(a) to the contrary, so long as no consideration is paid by Network thereon, the provision contained in Network's distribution agreements with GTE Media Ventures Incorporated ("GTE"), dated March 31, 1998, solely as the same relates to the offer and acceptance of a dual-service launch incentive in relation to GTE's cable television systems in Clearwater/St. Petersburg, Florida, Ventura County, California, and Oahu, Hawaii, shall not obligate Network to make a similar offer to Affiliate pursuant to Section 11).

          (d)   No Conflicting Provision.    During the term of this Agreement and for one year thereafter, Network shall not enter into any agreement or contract (whether oral or written) which limits or restricts, or has the effect of limiting or restricting, Affiliate's rights under Section 11(b) by reason of provisions regarding confidentiality or non-disclosure or otherwise.

          (e)   MFN Certification.    On each anniversary of this Agreement, Network shall provide Affiliate with a written statement, signed by the President and the Vice President of Business Affairs of Network, certifying that Network is in compliance with this Section 11.

        12.    INDEMNIFICATION AND OTHER REMEDIES

          (a)   Indemnification by Network.    Network shall indemnify Affiliate, TWI, TWE, TWEAN, TWIC, Paragon Communications, any System or any other Time Warner Company, the persons who directly own the Systems and their respective affiliates (including controlling persons and related companies), officers, directors, shareholders, employees and agents for, and shall hold them harmless from and against, any and all losses, settlements, claims, actions, suits, proceedings, investigations, judgments, awards, damages and liabilities (collectively, "Losses" and, individually, a "Loss") that are sustained or incurred by or asserted against any of them and that arise out of (i) any breach of this Agreement by Network or (ii) the Service, the content thereof or programming contained therein or the delivery or distribution thereof (including, without limitation, any Loss arising out of libel, slander, defamation, indecency, obscenity, invasion of right of privacy, or infringement or violation of copyrights, music synchronization or performance rights, dramatic or non-dramatic music rights, trademark rights or patent rights) and shall reimburse them for any and all legal, accounting and other fees, costs and expenses (collectively, "Expenses") reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss; provided, however, that Network will not have any obligation or liability under this Section 12(a) to the extent that Affiliate has an obligation or liability with respect to the same Loss under Section 12(b).

          (b)   Indemnification by Affiliate.    Affiliate shall indemnify Network and its affiliates (including controlling persons and related companies), officers, directors, shareholders, employees and agents for, and shall hold them harmless from and against, any and all Losses that are sustained or incurred by or asserted against any of them and that (i) arise out of any breach of this Agreement by Affiliate or (ii) arise directly out of the addition of material to or the deletion of material from the content of the Service by Affiliate or the Systems and shall reimburse them for any and all Expenses reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss.

          (c)   Notice; Defense.    Promptly after receipt by a party of notice of the commencement of any action, suit, proceeding or investigation in respect of which a claim for indemnification may be made hereunder by it or its affiliates, officers, directors, shareholders, employees or agents, such party will give written notice thereof to the other party, but the failure to so notify the other party will not relieve the other party from any liability or obligation that the other party may have to any indemnified person (i) otherwise than under this Agreement or (ii) under this Agreement, except to the extent of any material prejudice to the other party resulting from such failure. If any such action, suit, proceeding or investigation is brought against an indemnified person, the indemnifying party will be entitled to participate therein and, if it wishes to assume the defense thereof with counsel satisfactory to the indemnified person (who shall not, except with the consent of the indemnified person, be counsel to the indemnified person) and gives written notice to the indemnified person of its election so to assume the defense thereof within fifteen (15) days after notice shall have been given to it by the indemnified person pursuant to the preceding sentence, will be entitled to assume the defense thereof. Each indemnified person will be obligated to cooperate reasonably with the indemnifying party, at the expense of the indemnifying party, in connection with such defense and the compromise or settlement of any such action, suit, proceeding or investigation.

          (d)   Cumulative Remedies.    All rights, powers and remedies afforded to a party hereunder, by law, in equity or otherwise shall be cumulative (and not alternative) and shall not preclude assertion or seeking by a party of any other rights or remedies.

          (e)   Consequential Damages.    Neither Affiliate nor TWI, TWE, TWEAN, TWIC, Paragon Communications, any system, any other Time Warner Company, or third party distributor of the

  Service hereunder shall, for any reason or under any legal theory, be liable to Network or any third party for any special, indirect, incidental or consequential damages or for loss of profits, revenues, data or services, regardless of whether such damages or loss was foreseeable and regardless of whether it was informed or had direct or imputed knowledge of the possibility of such damages or loss in advance.

        13.    TERMINATION

          (a)   Bankruptcy.    If a party (i) becomes bankrupt or insolvent, however evidenced, (ii) admits in writing its inability to pay its debts when due, (iii) makes a general assignment for the benefit of creditors, (iv) has appointed, voluntarily or involuntarily, any trustee, receiver, custodian or conservator with respect to it or a substantial part of its property, or (v) files, or has filed against it, a voluntary or involuntary petition in bankruptcy, then the other party shall have the right to terminate this Agreement by giving sixty (60) business days' written notice to such party, unless, in the case of an involuntary bankruptcy, such involuntary petition is dismissed, or such relief is denied, within thirty (30) business days after it has been filed or sought.

          (b)   Breach.    Either party shall have the right to terminate this Agreement by giving sixty (60) days' written notice to the other party if the other party has materially breached this Agreement and such breach shall not have been fully cured within 30 days after such notice shall have been given or as otherwise specified in this Agreement.

          (c)   Network may, by giving Affiliate at least six (6) months prior written notice, terminate this Agreement if it permanently ceases distribution and exhibition of the Service. This Agreement shall terminate immediately as to each System that fails to meet the System Qualifications.

          (d)   Change of Control.    Network acknowledges that the benefits to Affiliate of distributing the Service are dependent upon the nature, content, quality and type of programs included therein, that the consistent selection of appropriate programs during the Term hereof is dependent upon the judgment and skills of current key personnel of Network and that a change or. threatened change in such personnel or their status with Network would adversely affect such selection and, therefore, such benefits. Accordingly, Network agrees that Affiliate shall have the right to terminate this Agreement by giving written notice to Network at any time after a change in the control of Network as reasonably determined by Affiliate or a sale or other transfer of the Service or any material part thereof or interest therein. This Section 13(d) shall apply to each change in the control of Network and to each sale or other transfer of the Service or any material part thereof or interest therein, regardless of when or how such change, sale or transfer occurs, and shall survive any appointment, or any commencement or completion of any proceedings, described in Section 13(a). Notwithstanding the foregoing, Network shall make reasonable efforts to give Affiliate thirty (30) days' prior written notice of a change in the control or ownership of the Service or Network. In such event, this Agreement shall continue, but, upon the date of such change of control, at Affiliate's option, (i) Affiliate may continue to carry the Service subject to the terms and conditions of this Agreement or (ii) any or all of the Systems may be deemed deleted from Schedule I hereto and carriage of the Service may be discontinued on any or all of the Systems; provided, however, that Affiliate shall have the option to continue or restore carriage in any or all Systems at any time during the Term. For purposes of this paragraph, the term "control" means the power to direct the management and policies of an entity through the ownership of a majority of voting securities by someone other than the Canadian Broadcast Corporation, the Power Broadcasting Inc. or any of their respective affiliates.

          (e)   Service Combinations.    In the event that the Service is merged with, or Network acquires control of, or Network is acquired by or merges with, or control of Network is acquired by, or the Service is acquired by, any other programming service or the owner of any other programming service, if Affiliate has (at the time of such merger or acquisition) an affiliation agreement with any such other service or entity, Affiliate shall have the option to choose to continue carriage of the Service and of such other service, as the case may be, under either this Agreement or under such other affiliate agreement. In the event that Affiliate chooses to continue carriage of the Service under such other applicable affiliate agreement, this Agreement shall terminate. If Affiliate does not have an affiliation agreement with such other service or entity, Affiliate shall have the option to elect to have this Agreement continue to apply to the Service after such merger or acquisition, or to any surviving service after such merger or acquisition.

          (f)    Legislative Action.    If by reason of regulatory or legislative action or interpretation (i) volume discounts of the type provided herein become unlawful or unenforceable, (ii) Affiliate is required to pay a higher net effective rate per subscriber for the Service, (iii) the amount that can be charged to Subscribers for the Service or the level or tier of service on which the Service is carried is restricted or limited, (iv) the level or tier of service on which the Service can be carried is restricted or limited or (v) Affiliate is otherwise deprived in any material respect of the overall net economic benefits of this Agreement or the distribution of the Service, then Affiliate shall have the right to request that Network renegotiate those terms affected by any such action set forth in subsections (i) through (v) above by giving written notice to Network. If the parties shall not have agreed in writing as to those renegotiated terms and conditions within thirty (30) days of Network's receipt of such notice, Affiliate shall have the right to terminate this Agreement as to any or all Systems by giving written notice to Network.

          (g)   Effective Date of Termination.    If a party exercises any option or right to terminate this Agreement as provided herein, such termination shall become effective on the date on which notice of exercise of such option or right shall have been given (or on such later date as may be specified in such notice).

          (h)   Survival.    This Section 13(h), and Sections 5(i), 6(d), 6(e), 8(b), 9(a), 9(c), 9(e), 9(f), 11, 12, 15, 16(b) and 16(c) shall survive the expiration or termination of this Agreement for any reason.

        14.    NOTICES

        All notices required or permitted to be given pursuant to this Agreement shall be given in writing; shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, postage prepaid, by an overnight delivery service or by telecopier or other electronic means; and shall be addressed as follows:

        When Network is the intended recipient:

    NWI Cable, Inc.
    221 Wellington Street West
    Toronto, Canada M5V 3G7
    Attention: Vice President of Business Affairs
    Telecopy No.: [*]

        When Affiliate is the intended recipient:

    Time Warner Cable
    290 Harbor Drive
    Stamford, Connecticut 06902
    Attention: Senior Vice President, Programming
    Telecopy No.: [*]

    with a copy to:

    Time Warner Cable
    290 Harbor Drive
    Stamford, Connecticut 06902
    Attention: Senior Vice President and General Counsel
    Telecopy No.: [*]

A party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice via certified mail to the other party. Each notice transmitted in the manner described in this Section 14 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery), the records of the overnight delivery service (if transmitted by such service) or the answerback or call back (if transmitted by telecopier or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        15.    CONFIDENTIALITY

        The terms and conditions, other than the existence and duration, of this Agreement shall be kept confidential by the parties hereto and shall not be disclosed by either party to any third party except: (i) as may be required by any court of competent jurisdiction, governmental agency, law or regulation (in such event, the disclosing party shall notify the other party before disclosing the Agreement); (ii) as part of the normal reporting or review procedure to a party's accountants, auditors, agents, legal counsel and employees of parent and subsidiary companies, partners, investors and potential investment partners, provided such accountants, auditors, agents, investors and potential investment partners, legal counsel and employees of parent and subsidiary companies agree to be bound by this paragraph; and (iii) to enforce any of a party's rights pursuant to this Agreement.

        16.    MISCELLANEOUS

          (a)   Relationship.    Neither party shall be or hold itself out as the agent of the other party under this Agreement. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners or joint venturers as between Affiliate and Network, and neither party is authorized to or shall act toward third parties or the public in any manner that would indicate any such relationship.

        Likewise, no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Agreement or Affiliate's carriage of the Service hereunder.

        Network disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate and any affiliate of Affiliate and the parents, subsidiaries, partnerships or joint venturers controlling the Systems on which the Service is transmitted, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Systems (nor the owners thereof) are common carriers.

          (b)   Governing Law.    The validity, interpretation, performance and enforcement of this Agreement shall be governed by the law of the State of New York (without giving effect to the laws, rules or principles of the State of New York regarding conflicts of laws). The respective obligations of the parties under this Agreement are subject to all applicable federal, state and local laws, rules and regulations (including, without limitation, the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, as amended, and the rules and regulations of the Federal Communications Commission thereunder).

          (c)   Forum; Jury Trial.    Each party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a court in the State of New York. Each party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum. Each party waives its right to a trial by jury.

          (d)   Entire Agreement.    This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire contract between the parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by, between or among the parties with respect to the subject matter hereof.

          (e)   Binding Effect; Assignment.    This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that no such consent shall be required in connection with any such assignment or delegation by Affiliate to any Time Warner Company or any person who controls, is controlled by or is under common control with Affiliate or any Time Warner Company. Any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of the other party, if such consent is required hereby, shall be void. Except as otherwise provided herein, the provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

          (f)    Headings.    The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

          (g)   Survival of Representations.    All representations and warranties set forth herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (h)   Amendments; Modifications; Consents; Waivers.    Except as otherwise contemplated herein, no addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument that states that it adds to, amends, cancels, renews, extends or modifies this Agreement and that is executed and delivered on behalf of each party by, in the case of Network, an officer of Network and, in the case of Affiliate, by its Senior Vice President, Programming, Senior Executive Vice President, President or Chairman (each, an "Authorized Person"); provided, however, that any Authorized Person may, by written authorization, designate another person to execute and deliver such an instrument. Unless authorized in writing pursuant to the preceding proviso, the employees and officers of Affiliate's regional divisions and Systems are not Authorized Persons. Without in any way limiting either party's right to withhold any consent or waiver contemplated by this Agreement or requested by the other party, or to reject any proposed modification to or amendment of this Agreement, each party agrees that the other party shall have the right to condition its grant of any requested consent hereunder, its grant of any requested waiver of any provision hereof or its acceptance of any proposed modification hereof or amendment hereto on receipt of such commissions, compensation or other financial accommodation or consideration as it may, in its sole discretion, determine appropriate.

          (i)    Waivers Limited.    No waiver of any provision of this Agreement shall be binding upon a party unless such waiver is set forth in a written instrument that is executed and delivered on behalf of such party by, in the case of Network, an officer of Network and, in the case of Affiliate, by an Authorized Person. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

          (j)    No Inference Against Author.    Each party acknowledges that this Agreement was fully negotiated by the parties and agrees, therefore, that no provision of this Agreement shall be interpreted against any party because such party or its counsel drafted such provision.

          (k)   Counterparts.    This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by both of the parties at such time as counterparts shall have been executed and delivered by each of the parties, regardless of whether each of the parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts that, when taken together, contain signatures of both of the parties.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

TIME WARNER CABLE, a division of TIME WARNER ENTERTAINMENT COMPANY, L.P.
By:	/s/
Name:
Title:
NWI CABLE, INC.
By:	/s/ PATRICK P. VIEN
Name:	Patrick Vien
Title:	President and Chief Operating Officer

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2

RATE CARD
AND APPLICABLE RATE ADJUSTMENTS

A.
Rate Per Service Subscriber Per Month

Year	1999	2000	2001	2002	2003	2004
Base Rate	[*]	[*]	[*]	[*]	[*]	[*]

        There shall be no Fee or any other charge for distribution of the Service during the period commencing as of the date hereof and ending August 31, 2003 (the "Free Period").

B.
Combination Discount

        For any System which carries both the Service and the Alternate Service (as defined herein), regardless of the level of service on which either is carried, the foregoing Fee shall be reduced by [*] per Service Subscriber for such System. The "Alternate Service" shall mean and consist of the primary feed (or, if Network uses multiple time zone feeds for the Alternate Service, the applicable multiple time zone feeds designated by Affiliate) of the programming service currently identified as "TRIO".

C.
CPI Adjustment

        [*]

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.